Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Employment Separation Agreement and Release of Claims (“Agreement”) is made by and between WORKHORSE GROUP, INC., a Nevada corporation (the “Company”) and ROBERT WILLISON (the “Employee”) (collectively, the “Parties”) as of the Effective Date (defined herein).

WHEREAS, the Company intends, and hereby provides written notice to the Employee at least 30 days prior to November 6, 2021 (the “Renewal Date”) of its intent, to terminate Employee’s employment upon the Separation Date (defined herein) and not to extend the term of Employee’s Amended and Restated Employment Agreement entered into on or about November 6, 2019 by and between Company and Employee (the “Employment Agreement”) beyond the expiration of the current term (“Term”), which Term is set to expire on November 5, 2021 (“Non-Renewal”).

WHEREAS, the Parties wish to settle all matters related to the Employee’s employment with, and separation of employment from, the Company, and all other claims, controversies, charges, or disputes which may exist or may arise between the Parties because of the Employee’s employment with and/or separation of employment from the Company.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. No Admission of Liability. It is understood that by entering into this Agreement, neither the Employee nor the Company is admitting any wrongful conduct or violation of law, and that both the Employee and the Company have entered into this Agreement solely in the interest of providing a smooth transition of leadership and resolving all claims and issues which may exist or may arise relating to the Employee’s employment and/or separation of employment from the Company.

2. Termination of Employment. The Employee’s last date of employment with the Company shall be September 30, 2021 (the “Separation Date”). Employee agrees that the Employee has ceased performing all job duties for the Company as of the Separation Date, provided, however, that this Agreement does not preclude Employee from performing services for the Company after the Separation Date where such services are provided pursuant to a then-existing independent contractor agreement, employment agreement, or other business relationship. Employee agrees that, upon payment of the Employee’s final paycheck (which shall include payment at Employee’s regular rate of base salary for the balance of any accrued but unused paid time off as of the Separation Date), other than as explicitly provided in and as an effect of this Agreement, the Employee is not entitled to any further payments, compensation, consideration, or benefits of any kind from the Company with regard to Employee’s employment with, or work for, the Company through the Separation Date, provided, however, that this Agreement does not preclude payment for services rendered by Employee as an independent contractor or other business relationship with Company arising after Employee’s Separation Date. The Employee also agrees that the Employee has been paid what the Employee was owed for any vacation time, sick time, paid time off, or paid leave of absence, if eligible, that the Employee has been given all time off to which the Employee was entitled under any policy of the Company or law, and that the Employee has received (or will receive under this Agreement) all compensation owed through the Separation Date. As of the Separation Date, except as provided herein, the Employee is no longer eligible for benefits through the Company with the exception of certain benefits which may by their terms, remain in force through the end of the month in which the Separation Date falls or be eligible for continuation or conversion after employment ends.

3. Termination of Employment Agreement. As of the Separation Date, the Employment Agreement is terminated pursuant to the Company’s election of Non-Renewal described in Section 2.1 thereof.

4. Equity Awards. Unless otherwise expressly provided herein, only the stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Employee and vested as of the Separation Date shall be exercisable, but only to the extent provided by the applicable award agreement.

5. Consideration. In consideration of the Employee’s promises, covenants, and release of claims contained herein, the Employee acknowledges that, subject to and as a result of Employee’s execution of this Agreement (without revocation by the Employee pursuant to Section 19 hereof), the Parties agree that (each and collectively, “Consideration”):

a) The Company shall pay to the Employee an aggregate amount equal to $75,000, less applicable deductions, for which an IRS Form W-2 will be furnished and on which the tax withholding related to such payments will be reflected, which shall be paid on or before the later of November 5, 2021 or ten days after the Effective Date; this payment shall be allocated to the Separation Date. The payment provided herein is comprised of the following components:

i.	Pay in lieu of the 30-day notice period described in Section 2.1 of the Employment Agreement (“Pay in Lieu of Notice”), which Pay in Lieu of Notice shall fully and completely satisfy the Company’s notice obligations under Section 2.1 of the Employment Agreement.

ii.	Additional compensation above and beyond the Pay in Lieu of Notice.

The Employee acknowledges that the Consideration provided herein satisfies any and all obligations of the Company to Employee and constitutes consideration in exchange for the Employee’s execution of this Agreement and that such are payments and benefits that the Employee would not have been entitled to had the Employee not executed this Agreement. The Employee acknowledges that the Company has not provided any advice or opinion to the Employee regarding potential tax liability for the consideration provided hereunder.

6. General Waiver and Release. In exchange for the consideration identified in this Agreement, which the Employee acknowledges is in addition to anything of value to which the Employee is already entitled, the Employee hereby waives, releases, settles, and forever discharges the Company, its affiliates, and each of their respective past and present board members, executives, directors, trustees, officers, employees, agents, insurers, predecessors, successors, attorneys, and any other party associated with the Company (“Releasees”), to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities, or damages of whatever nature, including negligence, whether known or unknown, suspected or unsuspected, that the Employee ever had or may now have, which have been or could be raised by the Employee against any Releasee through the date hereof. The Employee’s waiver and release includes, but is not limited to, all claims, liens, demands, or liabilities arising out of or in any way connected with the Employee’s employment with the Company or the termination of that employment pursuant to any federal, state, or local laws regulating employment including, but not limited to, claims of race, national origin, ancestry, handicap, disability, religion, marital status, pregnancy, sexual orientation, gender identity, veteran status, sexual harassment, sex, and age discrimination, retaliation, and all claims under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, The Reconstruction Era Civil Rights Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”) and the ADA Amendments Act of 2008, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), including without limitation the Older Workers’ Benefit Protection Act (“OWBPA”), the Equal Pay Act, the Fair Labor Standards Act, the Immigration Control and Reform Act, the Fair Credit Reporting Act, as well as any other common law, federal, state, or local laws, statutes, or ordinances that can be released. Nothing in this Agreement shall be construed to prevent the Employee from participating in any charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency; provided, however, that by signing this Agreement, the Employee waives the right to recover any monetary damages or attorney fees from the Releasees in any claim or lawsuit brought by or through the EEOC or similar state agency. Furthermore, nothing in this Agreement prohibits the Employee from reporting alleged violations of federal law or regulation to any government agency or entity, including the Securities and Exchange Commission, or making other disclosures that are protected under whistleblower provisions of applicable law. If the Employee brings an action or other claim against any of the Releasees in violation of this release, or otherwise materially breaches this Agreement, the Company or such other of the Releasees shall have the right to set off any and all damages to which it or any of the Releasees may be entitled against payments or other benefits due to the Employee under this Agreement and to recover from the Employee their attorneys’ fees and costs incurred in defending against such action or other claim. The Employee agrees that the Employee is the only person who is able to assert any right or claim arising out of the Employee’s employment with and separation from the Company. The Employee hereby promises that the Employee has not assigned, pledged, or otherwise sold any such rights or claims, nor has the Employee relied on any promises other than those expressly contained in this Agreement. The release of claims under this paragraph shall not apply to any claims that Employee may have or will have with respect to his vested benefits, ownership of stock, restricted stock, or stock options in the Company.

7. Specific Waiver and Release under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. The Employee further expressly and specifically waives any and all rights or claims under the ADEA and the OWBPA (collectively, the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and the Employee further specifically agrees and represents as follows:

a) that this Agreement in its entirety, as well as, specifically, this Waiver, is written in a manner that the Employee understands;

b) that this Waiver specifically relates to rights or claims under the Act;

c) that the Employee does not waive any rights or claims under the Act that may arise after the Effective Date of this Agreement;

d) that the Employee waives rights or claims under the Act in exchange for consideration in addition to anything of value to which the Employee is already entitled; and

e) that the Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement, and that the Employee has been, or has had the opportunity to be, represented by counsel of his choosing at all times relevant herein.

8. Insurance Coverage. The Parties acknowledge that Employee was covered by Company’s Directors’ and Officers’ insurance policy during his employment, through the Separation Date. The Company agrees that it will not eliminate or reduce Employee’s existing rights, if any, to indemnification pursuant to the applicable Directors’ and Officers’ insurance policy related to Employee’s acts or omissions while an employee of the Company or that the Employee otherwise had as of the Separation Date (including, without limitation, by the Company’s Bylaws or other organizational documents or under applicable law).

9. No Known Violations. The Employee represents that Employee has not engaged in any conduct that would constitute willful misconduct, gross negligence, or a violation of the law or the Company’s Work Environment and Standards of Conduct policy or other Company policy. Further, Employee is not aware of any conduct on the part of any other Company employee that would constitute a violation of the law or the Company’s Work Environment and Standards of Conduct policy or other Company policy. Additionally, the Employee represents that he has not been prevented, prohibited, or in any manner restricted by the Company from making a full disclosure of any concerns regarding such matters to the Company.

10. Cooperation. The Parties agree that certain matters in which the Employee was and will be involved during his employment and prior to the Separation Date may necessitate the Employee’s cooperation or assistance in the future. Accordingly, following the Separation Date, to the extent reasonably requested by the Board of Directors of the Company, the Employee shall cooperate with the Company in connection with any claims arising out of the Employee’s employment with the Company and his performance of services for the Company including preparing for and providing truthful testimony; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and assistance and, to the extent that the Employee is required to spend more than one (1) week on such matters, the Company shall compensate the Employee at an hourly rate of $150; provided, however, that the Employee shall not be entitled to such hourly compensation with respect to his time spent in connection with the defense of current shareholder or other litigation against the Company. The Company shall issue Employee a Form 1099 for any such payments, as required by law. Any reimbursements or in-kind benefits due hereunder shall be provided such that the amount paid in one calendar year cannot affect the expenses eligible for reimbursement in another calendar year, shall be paid to Employee no later than the last day of the calendar year after the calendar year in which incurred and any right to reimbursement shall be subject to liquidation or exchange for another benefit.

11. Restrictive Covenants. Employee acknowledges and agrees that Employee remains subject to certain restrictive covenants including, but not limited to, those provided by any and all Employment Agreements, Non-Compete Agreements, or other agreements by and between the parties (“Restrictive Covenants”), which Restrictive Covenants are for the benefit of the Company and which Restrictive Covenants survive the termination of Employee’s employment as provided. Employee is hereby advised that the Defend Trade Secrets Act of 2016 provides immunity from civil and criminal liability under state and federal trade secret laws for any employee who discloses a trade secret in a lawsuit or other proceeding filed under seal or who discloses a trade secret in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law.

12. Binding Effect. This Agreement shall bind the Employee and the Employee’s heirs, executors, administrators, personal representatives, attorneys, dependents, successors, and assigns. Neither this Agreement, nor any right or interest hereunder shall be assignable by the Employee, the Employee’s beneficiaries, or legal representatives without the prior consent of the Company.

13. Final Resolution. The Employee accepts the benefits of this Agreement as full compensation and resolution of any and all claims, as stated herein, including attorney fees, and covenants that the Employee shall not file suit to recover attorney fees or compensation in any form, except as specifically set forth this Agreement.

14. Return of Property. The Employee affirms and warrants that the Employee has returned or will promptly return at such time requested by the Company to the Company all Company property in a satisfactory condition, including but not limited to, all keys, credit or access cards, equipment, documents, copies of documents, draft and final reports, materials, studies, disks, computers, and all Company information stored in any electronic form.

15. Entire Agreement. This Agreement, and those agreements which are expressly incorporated herein, sets forth the entire agreement between the Parties and supersedes any and all prior agreements or understandings, oral or written, between the Parties. The terms of this Agreement may not be modified other than in a writing signed by both Parties.

16. Choice of Law and Forum. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Ohio without regard to conflict of laws principles that would require the application of any other law. Any dispute between Employee and the Company and/or any of the Releasees will be brought solely (i) in the federal district court located in Cincinnati, Ohio or (ii) if its subject matter jurisdiction requirements are not met, in the state courts located in or for Hamilton County, Ohio.

17. Severability. Should any provision of this Agreement, or the application thereof, be held invalid or unenforceable by a court of competent jurisdiction, the invalid or unenforceable provision, to the extent possible, will be revised to adhere to the intentions of the Parties as valid or enforceable under the law, and the remainder of this Agreement shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law or equity unless the invalid or unenforceable provisions result in a failure of consideration.

18. Captions. Captions and headings of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19. Consideration and Revocation Periods. The Employee acknowledges that the Employee is hereby advised of the right to consider this Agreement for twenty-one (21) days prior to accepting it. Employee may decide to accept this Agreement prior to the expiration of the 21-day period. If Employee chooses to accept this Agreement prior to the expiration of that period, Employee acknowledges doing so freely and voluntarily, without any coercion or duress from anyone at the Company. Exclusively as this Agreement pertains to Employee’s release of claims under the ADEA and OWBPA, the Employee acknowledges that the Employee may revoke the acceptance of this Agreement within seven (7) days after the date of the Employee’s acceptance. Any revocation must be in writing, signed by the Employee, and: (a) postmarked within the seven (7) day revocation period; (b) scanned and emailed within the seven (7) day revocation period; or (c) noted “hand delivered” and physically delivered prior to the expiration of the seven (7) day revocation period. Any revocation must be directed to the attention of the Board of Directors of the Company. If the Employee revokes this Agreement as provided herein, the Company may, during the seven (7) day period following the Company’s receipt of Employee’s revocation, elect to accept only the revocation of the revocable portion and enforce the remainder. Otherwise, this Agreement shall be fully revoked. If the Employee does not revoke this Agreement, it shall be effective on the eighth (8th) day following the Employee’s execution hereof (the “Effective Date”), provided the Company has signed the Agreement, as well by that date.

20. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same final Agreement. Signatures to this Agreement may be delivered by means of electronic transmission, and all such signatures so delivered shall be deemed to be original signatures for all purposes hereunder.

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By signing this Agreement, the Employee agrees that this Agreement is written in a manner calculated to be understood by the Employee, that the Employee has carefully reviewed all of the terms and conditions of this Agreement, and that the Employee has had a reasonable period of time to consider this Agreement. By signing this Agreement, the Employee understands that the Employee has released all claims against the Company and its affiliates, including, without limitation, any and all claims for damages and payment of attorneys’ fees, except as specifically set forth in this Agreement. The Employee acknowledges that the consideration the Employee has received in connection with this Agreement is a benefit that the Employee is not otherwise entitled to. The Employee enters into this Agreement knowingly, voluntarily, without any coercion or undue influence of any kind, and after a full and fair opportunity to consult with counsel, if desired. Similarly, the Company enters into this Agreement knowingly, voluntarily, without any coercion or undue influence of any kind, and after a full and fair opportunity to consult with its counsel.

IN WITNESS WHEREOF, the Parties have executed this EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS as of the date of Employee’s signature below.

EMPLOYEE:		COMPANY:

Robert Willison		Workhorse Group, Inc.

By:	/s/ Robert Willison	By:	/s/ James D. Harrington
	Name: Robert Willison		Name:	James D. Harrington
			Title:	Chief Administrative Officer and General Counsel

Acceptance Date:	October 18, 2021